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                                   EX-99.9(N)

FORM OF ORGANIZATIONAL EXPENSE REIMBURSEMENT AGREEMENT BETWEEN THE REGISTRANT,
   ON BEHALF OF ITS NEW ENGLAND SMALL CAP FUND AND NEW ENGLAND FUNDS, L.P.








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                        FORM OF ORGANIZATIONAL EXPENSE
                           REIMBURSEMENT AGREEMENT

         This Agreement, made this as of the ___ day of _______, ____, by and between New England Funds Trust I, a Massachusetts business trust (the "Trust"), on behalf of its New England Star Small Cap Fund (the "Series") and New England Funds, L.P. (the "Distributor").

                                   WITNESSETH

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 and was and is in the process of organizing the Series;

         WHEREAS, there have been and will be certain organizational expenses incurred as a part of such organization, which are properly expenses of the Series, that have been and will in the future be paid by the Distributor by reason of the fact that the Series was not or will not be capitalized when such expenses otherwise became or become due and payable;

         WHEREAS, such organizational expenses include expenses necessary to organize and establish the Series as separate series of the Trust and to create the necessary relationships and legal qualifications to enable them to commence business and operations, including, but not by way of limitation, such expenses as outside legal counsel's fees, fees and taxes imposed by The Commonwealth of Massachusetts on Massachusetts business trusts, independent public accountant fees and state blue sky filing and registration fees (such expenses being hereinafter referred to as "Organization Expenses"):

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

         1. Upon the issuance and sale of shares of beneficial interest of the Series to the public, the Series shall reimburse and pay to the Distributor up to $250,000 of the amounts expended by the Distributor for Organization Expenses for the Series.

         2. Such reimbursement shall be paid by the Series to the Distributor upon demand, without interest, and in no event later than five years from the commencement of operations of the Series. Upon demand for payment, the Distributor shall present copies of invoices or receipts, and copies of cancelled checks or other evidence of payment by the Distributor, of the Organization Expenses for which it is demanding reimbursement.

New England Funds Trust I,                        New England Funds, L.P.
on behalf of its
New England Star Small Cap Fund


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Henry L. P. Schmelzer                             Bruce R. Speca
President                                         Executive Vice President